Exhibit 99.2

USANA Health Sciences, Inc.

Q3 2015 Management Commentary, Results and Outlook

●	Third quarter net sales increased 21.5% to $233.3
●	Third quarter EPS increased by 30.6% to $1.92
●	Number of active Associates increased by 39.2%
●	Company increases EPS outlook for 2015

November 3, 2015

Overview

The third quarter was another solid quarter for USANA.  Net sales increased by 21.5% to $233.3 million on a year-over-year basis.  Sales growth was driven by overall Associate growth of 39.2% and Preferred Customer growth of 15.6%.  Associate growth was primarily generated by our Asia Pacific region where the number of active Associates increased 51.2% year-over-year.  While our Greater China region continued to drive the majority of our growth, every region generated solid sales and customer growth.

Changes in foreign currency exchange rates negatively impacted net sales by $18.3 million year-over-year and $7.3 million on a sequential quarter basis. On a constant currency basis, net sales increased by 31.1% year-over-year as USANA generated strong local currency sales growth in nearly every market.

Our strong sales and customer growth this quarter was the result of continued momentum in our world-wide business, which reflects the demand for USANA’s best-in-class products and business opportunity.  Consistent and sustained customer growth in every region around the world remains USANA’s highest priority.

During the quarter, we held our annual International Convention in Salt Lake City, where a record number of our Associates gathered to celebrate their success, engage with management and receive additional training.  At our convention, we also introduced USANA’s new “MySmartTMFoods” line of products, which continues our philosophy and strategy of personalization.  MySmartTMFoods are science-based, healthy nutrition shakes, bars, boosters and flavor optimizers.  The nutrition profile of these products includes: high-quality, complete protein; clean and pure ingredients; low-glycemic impact; a beneficial macronutrient balance; gluten free; non-GMO; no trans fats; and an excellent source of fiber.  We made MySmartTMFoods available to our Associates for a limited time at our convention only, as a pre-launch opportunity to purchase and try the products.  We intend to officially launch MySmartTMFoods during the first half of 2016.

Turning to our income statement, net earnings for the third quarter increased by 31.3% to $25.6 million when compared with the prior-year period.  This increase can be attributed to leverage gained on higher net sales, primarily on our selling, general and administrative expense.  This leverage was partially offset by higher Associate Incentives expense and a higher effective tax rate. Although Associate Incentives expense increased 50 basis points year-over-year to 43.5% of net sales, this line item decreased modestly on a sequential basis. For the full year 2015, we continue to expect Associate Incentives expenses in the range of 44.0% to 44.5% of net sales.

Earnings per share for the quarter increased by 30.6% to $1.92.  Weighted average diluted shares outstanding were 13.3 million at the end of the third quarter of 2015, and were essentially unchanged compared to the prior-year period.  During the quarter, we did not repurchase any shares of common stock.  $61.2 million remains under the current share repurchase authorization as of November 3, 2015.

Regional and Financial Results

Asia Pacific Region | Q3 2015 Net Sales of $168.2 million; 72.1% of Consolidated Net Sales

Net sales in Asia Pacific increased 29.1% year-over-year.  The number of active Associates in the region increased 51.2% year-over-year and 2.6% sequentially.  This performance was the result of double-digit growth in our active Associates in each of Greater China, Southeast Asia Pacific, and North Asia.  Net sales in Asia pacific were negatively impacted by $11.8 million due to a strengthening U.S. dollar, with Southeast Asia Pacific bearing 65% of this currency impact.

Greater China.  Net sales in Greater China increased 45.5% year-over-year due to continued growth in Mainland China.  Specifically, local currency sales in Mainland China increased 93.1% year-over year, while the number of active Associates increased 90.4%.  Net sales in the region were negatively impacted by $2.6 million due to currency fluctuations.

During the quarter we continued to make progress on the remodel of our branch locations across this market and the construction of our state-of-the-art production facility in Beijing.  Construction of the facility is progressing on schedule with an anticipated opening date in early 2016.

Southeast Asia Pacific.  The 3.3% net sales increase in the Southeast Asia Pacific region was driven by double-digit Associate growth in nearly every market within this region.  Net sales in the region were negatively impacted by $7.7 million due to a strengthening U.S. dollar.  On a local currency basis, we saw strong sales growth in almost every market within this region.  Local currency sales growth was 30.2% in Australia; 23.6% in New Zealand; 25.0% in Thailand; 24.7% in Malaysia; and 18.4% in the Philippines compared to the prior year period.

North Asia.  Net sales in North Asia increased 16.3% year-over-year due to 30.0% Associate growth in the region.  Net sales in the region were negatively impacted by $1.4 million due to currency fluctuations.  Our results in North Asia are attributable to the success we are seeing in South Korea, where active Associates grew 50.0% and net sales increased 23.3% (up 40.8% in local currency) year-over-year.

Americas and Europe Region | Q3 2015 Net Sales of $65.1 million; 27.9% of Consolidated Net Sales

In the Americas and Europe region, net sales on a year-over-year basis increased 5.5%, while the number of active Associates increased 8.5%.  Sales were negatively impacted by $6.5 million due to a strengthening U.S. dollar.  We generated double-digit sales growth on a constant currency basis in most markets within the region.  In particular, Canada and Mexico generated local currency sales growth of 26.1% and 24.0% respectively on a year-over-year basis.  The number of active Associates increased 12.0% in Canada and 20.0% in Mexico.  Notably, net sales in the U.S. also increased by 6.5% where Associates growth increased by 2.6%.

Balance Sheet

We ended the third quarter with $174.2 million in cash and cash equivalents, zero debt, and $155.4 million in net working capital.  Inventory totaled $61.6 million at quarter’s end, a 36.1% increase since year-end 2014.  Inventory turns remain in line with historical levels with the majority of the increase directly attributable to a build in inventory levels in China ahead of our anticipated move to our new Beijing facility in early 2016.

Quarterly Income Statement Discussion

Gross margins improved 40 basis points year-over-year, due in large part to changes in our market sales mix, and from modest price increases introduced during the first half of the year.  These improvements were largely offset by the negative impact of a strengthening U.S. dollar.

Associate incentives expense for the quarter increased 50 basis points year-over-year to 43.5% of net sales.  The increase in Associate Incentives expense as a percentage of net sales was due primarily to higher spending on market specific incentive programs.  Going forward, we will continue to offer market-specific incentives and promotions to incent long-term customer growth.

Selling, general and administrative expense was 22.6% of net sales, a decrease of 110 basis points compared to the prior year period.  The decrease in selling, general and administrative expenses as a percentage of net sales was due primarily to leverage gained on higher sales.  Fluctuations in currency exchange rates negatively impacted SG&A by 60 basis points, on a comparative basis.  On an absolute basis, SG&A increased due to expenses related to our growth in China, along with investments in infrastructure, brand recognition, and product innovation.

Outlook

During the fourth quarter, we are looking forward to hosting our annual China National Meeting in Beijing.  We are once again expecting record attendance as Associates from Mainland China come together to celebrate their success, receive recognition for their achievements and receive additional training.  This event continues to be an excellent platform to ensure that the vision and goals of the Company are consistent with those of our independent sales force.  This meeting will also help fuel the momentum in our business, as we typically see our sales force leave with renewed excitement and motivation to grow their business.

Additionally, on November 16th, we look forward to celebrating the official opening of Indonesia, our 20th market.  We believe that Indonesia is a great fit for our business and are optimistic about the long-term growth potential of this new and exciting market.

In light of our operating results for the third quarter, as well as the momentum we are seeing in our world-wide business, we are updating our guidance.  In our earnings release today, we provided the following updated consolidated net sales and earnings per share outlook as we head into the final quarter of 2015:

●	Consolidated net sales between $915 million and $920 million, versus previous outlook of between $900 million and $920 million
●	Earnings per share between $7.25 and $7.35, versus previous outlook of between $6.90 and $7.20

We had previously communicated that we expected investments in capital spending totaling around $45 million for the year.  Our plans have not changed; however, the timing of the cash outlay for these projects has been delayed relative to our expectations.  As such, any amounts not invested in the current year will be planned as a capital outlay for fiscal 2016 in addition to projects and efforts already planned for 2016.

As we conclude 2015 and look forward to 2016, our primary goal remains the growth of our customer base, which furthers the Company’s vision of improving the overall health and nutrition of individuals and families around the world. Going forward, we will continue to execute our current growth strategies, including (i) increasing our brand recognition, (ii) offering market specific incentives and promotions to incent our sales force, and (iii) investing in our personalization initiative and IT infrastructure, all of which we believe creates the foundation for continued future growth.  We look forward to delivering another record year for USANA and all of its stakeholders in 2015.

Dave Wentz

Co-CEO

Kevin Guest

Paul Jones

Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company.  Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements.  Examples of these statements include those regarding our strategies and outlook for 2015.  We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact	Media Contact

Patrique Richards	Dan Macuga

801-954-7961	801-954-7280

Investor.relations@us.usana.com	Public Relations

7